[LOGO]                                               The Brink's Company
                                                     1801 Bayberry Court
                                                     P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
PRESS RELEASE                                        Tel. 804.289.9600
                                                     Fax 804.289.9760

Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                               The Brink's Company
                Reports Fourth Quarter and Full Year 2003 Results


 Strong Fourth Quarter Operating Performance Reflects Contribution from
          All Business Units; Higher Volumes in U.S. Lift BAX Global; Exit from Natural Resources Businesses Essentially
                  Complete; Update on Coal-Related Liabilities


     RICHMOND, Va., (February 4, 2004) - The Brink's Company (NYSE: BCO) today reported higher revenues and operating profit for the quarter ended December 31, 2003 compared to the fourth quarter of 2002. Revenue in the fourth quarter of 2003 increased 12% over last year's fourth quarter to $1.11 billion. All business units reported higher revenues, with Brink's, Incorporated and BAX Global benefiting from stronger European currencies relative to the U.S. dollar. The Company reported operating profit of $64.2 million for the quarter ended December 31, 2003, up $34.3 million from the prior year period, with positive contributions from each of its three Business and Security Services business units.

     The strong operating profit increase in the quarter just ended reflects a combination of improved performance in Europe and South America at Brink's, Incorporated, continued robust growth at Brink's Home Security, and the effects of increased domestic heavy freight volumes at BAX


                                    - more -

Global. It also includes a $10.4 million pre-tax gain ($7.0 million after tax) on the sale of the Company's investment in an Australian gold and nickel company.

     Income from continuing operations for the fourth quarter of 2003 was $4.3 million, or $0.08 per share, which included higher tax expense from deferred tax valuation allowances of $22 million partially offset by the previously mentioned one-time gain of $7.0 million (after tax). For the same period a year ago, income from continuing operations was $13.1 million, or $0.25 per share.

     The Company reported a loss from discontinued operations during the quarter just ended of $29.3 million ($0.55 per share) versus a loss of $36.3 million ($0.69 per share) in 2002. Most of the losses in both years related to annual revisions to estimated coal-related liabilities. As a result, the net loss for the fourth quarter of 2003 was $25.0 million, or $0.47 per share, compared with a net loss of $23.2 million, or $0.44 per share in the prior-year period.

     "We continued to achieve strong performance in our Brink's Home Security business and saw significant improvement in international operations at Brink's, Incorporated," said Michael T. Dan, Chairman, President and Chief Executive Officer of The Brink's Company. "The start of an economic recovery in the U.S. benefited BAX Global's shipping volume, while its worldwide logistics activity and operations in Asia continued to perform very well," he added.

     For the full year ended December 31, 2003, income from continuing operations was $18.2 million, or $0.34 per share, compared with $69.4 million, or $1.30 per diluted share in 2002. Income from continuing operations was lower in 2003 than in 2002 largely due to an increase in costs from former coal operations of about $50 million before tax and the tax valuation allowances recorded in the fourth quarter of 2003. These negative effects were partially offset by the much stronger performance of Brink's, Incorporated and Brink's Home Security in 2003. The $50 million increase in costs from former coal operations resulted from the inclusion of such costs in continuing operations in 2003. The same costs for 2002 had been recorded previously within discontinued operations.

                                    - more -

     In 2003, gains on the disposition of the Company's natural resource businesses were partially offset by the effects of higher estimated coal-related liabilities. Operating losses of the coal business and higher estimated coal-related liabilities accounted for most of the 2002 loss from discontinued operations.

     Net income for 2003 was $29.4 million, or $0.55 per diluted share, compared with $26.1 million, or $0.48 per diluted share a year ago. The year-over-year reduction in income from continuing operations was more than offset by the gain included in discontinued operations from the sale of the natural resources businesses.

                    Fourth Quarter Business Unit Performance

Brink's, Incorporated ("Brink's")
---------------------------------

     Brink's revenue of $459.7 million increased 18% during the fourth quarter as compared with the prior year's period. Although more than half of the increase resulted from the effects of the weaker U.S. dollar, all major geographic regions contributed to the operational increase. International revenue in the fourth quarter of 2003 was up 29% over the prior year period due to the effects of currency translation combined with stronger revenues in France, Belgium, Venezuela and Colombia. North American revenue increased 4% over the fourth quarter of 2002.

     Brink's operating profit in the quarter ended December 31, 2003 increased to $44.5 million, more than 50% higher than the fourth quarter a year ago. The increase in operating profit reflects significantly better business conditions in South America, the benefit of actions Brink's took earlier in the year to improve operating performance in Europe, and better results in North America.

                                    - more -

Brink's Home Security
---------------------

     Revenue at Brink's Home Security increased more than 11% to $81.1 million in the fourth quarter as compared to the same period last year due to growth in the subscriber base and higher per subscriber monthly revenues. Operating profit in the fourth quarter was a record $18.7 million, 18% higher than in the prior year's fourth quarter. An increase in operating profit from recurring services resulted primarily from the growth of the subscriber base and improved service operations.

     The annualized disconnect rate for the fourth quarter of 2003 was 6.4%, unchanged from the year ago quarter. The Company added 33,600 new subscribers during the quarter, a 20% increase over the number of new subscribers added in the fourth quarter of 2002.

BAX Global
----------

     Worldwide revenue at BAX Global increased to $568.9 million in the fourth quarter, 8% higher than in the same period last year. International revenue increased 12%, reflecting the effects of the weaker U.S. dollar relative to European and some Asia Pacific currencies and stronger Asia Pacific activity. In the Americas region, revenue increased 2% in comparison to last year's fourth quarter, due to higher U.S. shipping volume, an increase in third-party air charter activity, and strong growth in supply chain management.

     Operating profit at BAX Global improved to $16.3 million for the fourth quarter of 2003 from $11.2 million in the same period in 2002. The increase reflects improved results from North American operations and continued strong results from logistics activities in Asia Pacific, partially offset by lower operating profit in Europe.

                                    - more -

                    Full Year 2003 Business Unit Performance

Brink's, Incorporated ("Brink's")
---------------------------------

     For the twelve months ended December 31, 2003, worldwide revenues for Brink's increased 7% to $1.69 billion, with more than half of the increase resulting from the effects of the weak U.S. dollar. International revenues rose 10% year-over-year as a revenue decline in South America was more than offset by double-digit revenue growth in Asia Pacific and Europe. The positive effect on revenue of the weaker U.S. dollar versus European currencies was partially offset by the effects of the decline in currency values in some South American countries. North American revenues increased 3% to $716.2 million for the year 2003 compared to 2002.

     Brink's operating profit for 2003 was $112.5 million, up from $96.1 million in the prior year. North American operating profit improved slightly, while International operating profit improved 35% due to much stronger results in South America and Asia Pacific. Operating profit in Europe was about even with 2002, despite the significant boost to earnings in the first quarter of 2002 from the transition to the euro.

Brink's Home Security
---------------------

     Revenue at Brink's Home Security increased by 10% year-over-year in 2003 to $310.4 million, primarily due to growth in the subscriber base and higher monitoring fees. Operating profit was a record $71.2 million for 2003, up 17% over the prior year. Subscriber retention continued to improve, with the annual subscriber disconnect rate dropping to 6.9% in 2003 from 7.1% in 2002. Brink's Home Security added 121,900 new subscribers during 2003 and had 833,500 subscribers at year end 2003, an increase of 9% over the prior year.

                                    - more -

BAX Global
----------

     BAX Global's 2003 revenues increased to $2.00 billion compared to $1.87 billion in 2002. International revenue was up mainly due to the positive effect of the weaker U.S. dollar relative to European currencies and greater logistics activity in Asia. Revenue in the Americas was down 1%, primarily reflecting lower North American shipping activity in the first nine months of 2003, partially offset by growth in logistics services. Operating profit for 2003 was $3.0 million compared to $17.6 million in 2002. The lower results were due to operating losses in the Americas, and lower operating profit in Europe reflecting the effects of soft economic conditions, partially offset by higher operating profits in Asia.

                         Strategic Initiatives Completed

     The Company has essentially completed its strategic goal of exiting its remaining natural resources operations in 2003, realizing cash proceeds since January 1, 2003 of approximately $175 million, including:

        o Monetization in April of the non-cash proceeds received from prior sales of coal assets for $26 million;

        o  Sale of its natural gas business in August for $81 million;

        o  Liquidation  of  all  of  its shares in an Australian gold and nickel mining and exploration company in October for approximately $19 million;

        o Sale of a majority of its remaining West Virginia coal assets in November for $14 million, and

        o Closing on the sale of its timber operation in December for a total of $39 million, receiving $5 million in cash in 2003. The Company has
           recently  received   an   additional  $32  million  from  the  escrow
           accounts established in the December closing.

                                    - more -

          The proceeds from these asset sales were used by the Company in 2003 to reduce its liabilities and strengthen its balance sheet by:

        o  Adding  $82  million   to   its   Voluntary   Employees'  Beneficiary
           Association trust (VEBA), the funding vehicle for the retiree medical liabilities associated with its former coal operations;

        o Contributing $20 million to its primary pension plan covering U.S. employees and retirees, and

        o  Reducing net financings by more than $100 million.

                       Update on Coal-Related Liabilities

     The Company  reassesses  the  liabilities  associated  with its former coal operations annually during the fourth quarter with the assistance of its advisors. During the quarter just ended, the Company increased the value of its liability associated with expected future withdrawal obligations from coal-related multi-employer pension plans by $14 million to reflect an increase in the underfunded status of the underlying plans. The Company also increased the amount of its Health Benefit Act liabilities by approximately $31 million primarily to reflect an increase in its share of the liability for the unassigned pool within the fund which provides benefits under the Act. Both of these increases were reflected as charges within Discontinued Operations.

     The net present value of the Company-sponsored retiree medical liabilities, which reflects the discounted value of future medical benefits for former coal employees, is expected to increase over last year end's value due to the reduction in market interest rates. However, this effect will be at least offset as a result of recently enacted legislation providing a prescription drug benefit to Medicare-eligible individuals.

                                    - more -

                                     Summary

     "Overall, The Brink's Company had a good year in 2003. Given the challenging economic conditions here and abroad, all three of our businesses performed well, and we achieved our strategic goal of exiting the remaining natural resources businesses, using the cash proceeds to address the coal-related liabilities and strengthen our balance sheet," said Mr. Dan. "We begin 2004 as a stronger, more focused company, positioned to leverage the excellent market position of our Business and Security Services companies to achieve further growth and even better performance," he added.

     "At Brink's, Incorporated our people have worked hard to maintain market discipline, strong security and safety, and the great service levels our customers have come to expect, all while delivering solid operating performance. The strong results at Brink's Home Security are a testament to the continued excellent execution on the part of the management team, and the skill and hard work of more than 2,600 employees. We expect they will continue this record of achievement. BAX Global continued to build on its successes in Asia and in global logistics and supply chain management, while working through challenging conditions in the heavy freight transportation sector here and in Europe. They are starting to see the benefit of an improving U.S. economy and are in a solid position to gain momentum toward consistently profitable operations from further strengthening of the domestic economy," added Mr. Dan.

                                    - more -

This release contains both historical and forward-looking information. Statements regarding expected future withdrawal obligations from coal-related multi-employer pension plans, the Company's share of liabilities for the unassigned pool under the Health Benefit Act, the value of future medical benefit obligations, the impact of recently enacted legislation, the realization of further growth and better performance in the security and business services operations, continued achievement at Brink's Home Security and BAX Global's ability to gain momentum toward consistently profitable operations, among others, involve forward-looking information which is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the impact of operational improvements in the security operations and the timing of any such impact, the ability of Brink's Home Security to continue to maintain its subscriber growth and low disconnect rate, the impact of the national "Do Not Call" list on Brink's Home Security's ability to market its services, the return of customers to overnight shipping, the ability to identify and execute cost and operational improvements in the core businesses, IT costs and costs associated with ongoing contractual obligations, pension plan and other employee obligations, labor relations, safety and security performance, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, interest rates, inflation, new government regulations and legislative initiatives (including local initiatives relating to police response to alarms), domestic and international demand for services of the subsidiaries of The Brink's Company, bankruptcies of companies with payment obligations under the Health Benefit Act, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three main businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in global supply chain management and transportation solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

Conference Call
The Company will host a conference call today, February 4, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (800) 392-9565 within North America or (706) 634-5450 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through February 13, 2004 by calling (800) 642-1687 within North America or (706) 645-9291 outside North America. The conference ID for the replay is 1326503. A webcast replay will be available at www.brinkscompany.com through February 20, 2004.

                               The Brink's Company
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)



                                                               Three Months Ended                       Years Ended
                                                                  December 31,                         December 31,
                                                             2003             2002                2003              2002
------------------------------------------------------------------------------------------------------------------------------
Revenues                                             $     1,109.7            992.5             3,998.6           3,733.8

Expenses:
Operating expenses                                           916.7            837.5             3,404.2           3,136.1
Selling, general and administrative expenses                 139.9            125.9               520.6             470.6
------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                          1,056.6            963.4             3,924.8           3,606.7
Gain on sale of equity interest                               10.4              -                  10.4               -
Other operating income, net                                    0.7              0.8                15.6               5.2
------------------------------------------------------------------------------------------------------------------------------
   Operating profit                                           64.2             29.9                99.8             132.3

Interest income                                                1.9              0.8                 6.2               3.1
Interest expense                                              (6.0)            (5.9)              (25.4)            (23.0)
Stabilization Act compensation                                 -                -                   -                 5.9
Other income (expense), net                                    -               (2.7)                2.3              (5.2)
Minority interest                                             (3.6)            (1.5)               (9.0)             (3.3)
------------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations
     before income taxes                                      56.5             20.6                73.9             109.8
Provision for income taxes                                    52.2              7.5                55.7              40.4
------------------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                           4.3             13.1                18.2              69.4

Income (loss) from discontinued operations,
   net of tax                                                (29.3)           (36.3)               11.2             (43.3)
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                    $       (25.0)           (23.2)               29.4              26.1
==============================================================================================================================

Basic net income (loss) per common share:
   Continuing operations                             $        0.08              0.25               0.34              1.31
   Discontinued operations                                   (0.55)            (0.69)              0.21             (0.83)
------------------------------------------------------------------------------------------------------------------------------
                                                     $       (0.47)            (0.44)              0.55              0.48
------------------------------------------------------------------------------------------------------------------------------
Diluted net income (loss) per common share:
   Continuing operations                             $        0.08              0.25               0.34              1.30
   Discontinued operations                                   (0.55)            (0.69)              0.21             (0.82)
------------------------------------------------------------------------------------------------------------------------------
                                                     $       (0.47)            (0.44)              0.55              0.48
==============================================================================================================================



See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                      Condensed Consolidated Balance Sheets
                                  (In millions)


                                                                              December 31,              December 31,
                                                                                2003                       2002
-----------------------------------------------------------------------------------------------------------------------
                                                                             (Unaudited)
                                            Assets
Cash                                                                      $       128.7                      102.3
Other current assets                                                              731.8                      679.7
Property and equipment, net                                                       872.2                      871.2
Goodwill, net                                                                     244.1                      227.9
Voluntary Employees' Beneficiary Association trust                                105.2                       18.2
Other assets                                                                      466.6                      560.6
-----------------------------------------------------------------------------------------------------------------------
   Total assets                                                           $     2,548.6                    2,459.9
=======================================================================================================================

                               Liabilities and Shareholders' Equity
Current debt                                                              $        53.0                       55.1
Other current liabilities                                                         791.1                      738.2
Long-term debt                                                                    221.5                      304.2
Accrued pension costs                                                              86.8                      122.6
Other liabilities                                                                 900.6                      858.6
-----------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                            2,053.0                    2,078.7
Shareholders' equity                                                              495.6                      381.2
-----------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                             $     2,548.6                    2,459.9
=======================================================================================================================

See accompanying notes.

                               Segment Information
                                  (In millions)
                                   (Unaudited)

                                                    Three Months Ended                    Years Ended
                                                       December 31,                       December 31,
                                                   2003           2002               2003              2002
-----------------------------------------------------------------------------------------------------------------
Revenues:
   Brink's                                  $     459.7          391.2             1,689.0           1,579.9
   Brink's Home Security                           81.1           72.8               310.4             282.4
   BAX Global                                     568.9          528.5             1,999.2           1,871.5
-----------------------------------------------------------------------------------------------------------------
     Revenues                               $   1,109.7          992.5             3,998.6           3,733.8
=================================================================================================================

Operating profit (loss):
   Brink's                                  $      44.5           28.5               112.5              96.1
   Brink's Home Security                           18.7           15.9                71.2              60.9
   BAX Global                                      16.3           11.2                 3.0              17.6
-----------------------------------------------------------------------------------------------------------------
     Business and Security Services                79.5           55.6               186.7             174.6
   Former coal operations                         (17.8)         (19.2)              (69.5)            (19.2)
   Gain on sale of equity interest                 10.4            -                  10.4               -
   Corporate                                       (7.9)          (6.5)              (27.8)            (23.1)
-----------------------------------------------------------------------------------------------------------------
     Operating profit                       $      64.2           29.9                99.8             132.3
=================================================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                           Other Financial Information
                    (In millions, except as otherwise noted)
                                   (Unaudited)


                                                          Three Months Ended                      Years Ended
                                                             December 31,                         December 31,
                                                          2003           2002                  2003           2002
------------------------------------------------------------------------------------------------------------------------
Brink's:
   Revenues:
     North America                                 $     185.0          178.2                 716.2           694.9
     International                                       274.7          213.0                 972.8           885.0
------------------------------------------------------------------------------------------------------------------------
   Revenues                                        $     459.7          391.2               1,689.0         1,579.9
------------------------------------------------------------------------------------------------------------------------
   Operating profit:
     North America                                 $      17.8           15.1                  53.4            52.2
     International                                        26.7           13.4                  59.1            43.9
------------------------------------------------------------------------------------------------------------------------
   Segment operating profit                        $      44.5           28.5                 112.5            96.1
------------------------------------------------------------------------------------------------------------------------

Brink's Home Security:
   Revenues                                        $      81.1           72.8                 310.4           282.4
------------------------------------------------------------------------------------------------------------------------
   Operating profit:
       Recurring services                          $      32.5           28.4                 125.9           109.5
       Investment in new subscribers                     (13.8)         (12.5)                (54.7)          (48.6)
------------------------------------------------------------------------------------------------------------------------
   Segment operating profit                        $      18.7           15.9                  71.2            60.9
------------------------------------------------------------------------------------------------------------------------

   Monthly recurring revenues                                                              $   23.3            21.1
   Annualized disconnect rate                              6.4%           6.4%                  6.9%            7.1%

   Number of subscribers (in thousands):
     Beginning of period                                 813.2          750.7                 766.7           713.5
     Installations                                        33.6           28.1                 121.9           105.8
     Disconnects                                         (13.3)         (12.1)                (55.1)          (52.6)
------------------------------------------------------------------------------------------------------------------------
   End of period                                         833.5          766.7                 833.5           766.7
   Average number of subscribers                         823.5          759.5                 797.5           739.0
------------------------------------------------------------------------------------------------------------------------

BAX Global:
   Revenues:
     Americas                                      $     267.1          260.8                 976.0           989.9
     International                                       322.4          287.1               1,098.3           951.7
     Eliminations/other                                  (20.6)         (19.4)                (75.1)          (70.1)
------------------------------------------------------------------------------------------------------------------------
   Revenues                                        $     568.9          528.5               1,999.2         1,871.5
------------------------------------------------------------------------------------------------------------------------
   Operating profit (loss):
     Americas                                      $       0.7           (4.8)                (30.9)          (15.1)
     International                                        16.9           18.4                  41.2            43.8
     Other                                                (1.3)          (2.4)                 (7.3)          (11.1)
------------------------------------------------------------------------------------------------------------------------
   Segment operating profit (loss)                 $      16.3           11.2                   3.0            17.6
------------------------------------------------------------------------------------------------------------------------

Intra-American revenue                             $     128.5          119.3                 464.6           468.6
Worldwide expedited freight services:
   Revenues                                        $     423.0          413.4               1,501.0         1,452.4
   Weight in pounds                                      455.9          433.4               1,575.8         1,530.3
------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                           Other Financial Information
                                  (In millions)
                                   (Unaudited)


                                                             Three Months Ended                       Years Ended
                                                                December 31,                          December 31,
                                                            2003             2002                  2003           2002
----------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   Brink's                                         $        20.1             15.6                  70.6            61.3
   Brink's Home Security                                    12.4             11.9                  47.9            43.9
   BAX Global                                               11.0             12.4                  47.0            44.4
   Corporate                                                 0.5              0.2                   2.5             0.3
----------------------------------------------------------------------------------------------------------------------------
     Depreciation and amortization                 $        44.0             40.1                 168.0           149.9
============================================================================================================================

Other BHS cash flow information:
   Impairment charges from subscriber disconnects  $         8.3              7.5                  34.3            32.3
   Amortization of deferred revenue                         (6.1)            (5.9)                (25.0)          (23.9)
   Deferred subscriber acquisition costs
     (current year payments)                                (4.7)            (4.8)                (18.4)          (17.7)
   Deferred revenue from new subscribers
     (current year receipts)                                 7.5              6.9                  28.2            27.1
============================================================================================================================

Capital expenditures:
   Brink's                                         $        26.7             24.2                  80.9            79.3
   Brink's Home Security                                    26.1             23.9                  98.0            86.9
   BAX Global                                                5.0             11.3                  23.6            27.1
   Corporate                                                 0.1              0.1                   0.2             0.1
----------------------------------------------------------------------------------------------------------------------------
     Capital expenditures                          $        57.9             59.5                 202.7           193.4
============================================================================================================================

See accompanying notes.

                               The Brink's Company
                                and Subsidiaries

                         Notes to Financial Information
                                   (Unaudited)

         Note 1.    Organization

         The Brink's Company (along with its subsidiaries, the "Company") has three operating segments within its "Business and Security Services" businesses:

                o     Brink's, Incorporated ("Brink's")
                o     Brink's Home Security, Inc. ("BHS")
                o     BAX Global Inc. ("BAX Global")

         The Company has significant liabilities associated with its former coal operations and expects to have significant ongoing net expenses and cash outflows related to former coal operations. At December 31, 2003, the Company had approximately $105 million of assets held by a Voluntary Employees' Beneficiary Association trust ("VEBA") available to repay a portion of these liabilities.

         As discussed in notes 3 and 4, each of the Company's former natural resource operations have been reclassified to discontinued operations as a result of either an expected or completed sale. Amounts are subject to final audit.

         Note 2.    Former coal operations included in continuing operations

         Prior to 2003, ongoing expenses related to former coal operations were classified as part of discontinued operations. In 2003, the Company began recognizing ongoing expenses related to its former coal operations as a part of continuing operations. In addition, the Company records adjustments to coal-related contingent liabilities within discontinued operations. See note 4.

         In 2002 the Company reclassified $43.3 million (original cost) of coal-related assets to continuing operations and recognized a $14.1 million impairment loss. The Company also accrued $5.1 million of losses in 2002 on advance minimum royalty agreements that were not expected to be assumed by purchasers.

         Costs of former coal operations included in continuing operations


                                                         Three Months Ended                Years Ended
                                                            December 31,                   December 31,
         (In millions)                                    2003         2002             2003          2002
         --------------------------------------------------------------------------------------------------
         Company-sponsored postretirement
           benefits other than pensions              $    12.6           -              49.8            -
         Black lung                                        1.7           -               6.0            -
         Pension                                          (0.3)          -              (0.8)           -
         Administrative, legal and other
           expenses, net                                   3.9           -              10.1            -
         Idle and closed mine expense                      0.3           -               7.3            -
         Other income                                     (0.4)          -              (2.9)           -
         Impairment of long-lived assets                    -          14.1               -           14.1
         Loss on advance minimum royalty
           agreements                                       -           5.1               -            5.1
         --------------------------------------------------------------------------------------------------
                                                     $    17.8         19.2             69.5          19.2
         ==================================================================================================

         Note 3. Sales of natural resource businesses and other significant investing cash flow activities

         In the second quarter of 2003, the Company accepted $26.0 million in full settlement of the notes receivable and royalty agreements received as part of the consideration in the 2002 sale of its former Virginia coal operations. It recorded a gain of $2.6 million in the second quarter of 2003, which is included in other nonoperating income (expense), net.

         The Company sold its natural gas business in August 2003 for $81.2 million in cash and recognized a $56.2 million pretax gain in discontinued operations.

         In October 2003, the Company sold its 23.3% equity interest in MPI Mines Ltd. for approximately $18.8 million in cash, and recognized a $10.4 million pretax gain in continuing operations.

         During November 2003, the Company sold substantially all of its remaining coal-related assets in West Virginia for $14.0 million in cash plus the assumption of reclamation and other liabilities for total proceeds of $28.8 million. A gain is expected to be recognized in 2004 as liabilities related to reclamation are transferred to the buyer.

         In December 2003, the Company sold a portion of its timber business for approximately $5.4 million in cash and recognized a $4.8 million pretax gain in discontinued operations. The Company sold the remaining portion of its timber business in January 2004 for $31.8 million in cash and will recognize an approximate $19 million of additional pretax gain in the first quarter 2004 in discontinued operations. An additional $1.9 million of cash is being held in escrow until June 2004 pending the completion of certain remaining background title work. The Company paid $6 million in January 2004 to settle operating leases for equipment purchased by the buyer.

         In 2003, the Company contributed $82 million to its VEBA. The VEBA is designed to tax efficiently fund certain retiree medical liabilities, primarily for retired coal miners and their dependents. The total value of the VEBA at December 31, 2003 was approximately $105 million.

         Note 4.    Discontinued operations

         The results of operations for the coal, natural gas, timber and gold businesses have been reclassified to discontinued operations.

         The Company adjusted certain of the contingent liabilities related to former operations based on annual actuarial and engineering studies completed in the fourth quarter of 2003.

         Summary of Discontinued Operations



                                                          Three Months Ended                    Years Ended
                                                              December 31,                      December 31,
         (in millions)                                  2003              2002               2003           2002
         ----------------------------------------------------------------------------------------------------------
         Gain (loss) on sale of:
              Natural gas                          $    (1.1)                -               56.2             -
              Timber                                     4.8                 -                4.8             -
              Coal                                        -                13.2                -            13.2

         Results from operations:
              Natural gas                               (0.1)               2.4              11.2            9.0
              Timber                                    (0.3)              (0.3)             (0.2)          (1.0)
              Gold                                      (1.6)              (7.6)             (4.1)          (7.6)

         Coal operating losses during
           the disposal period                            -               (13.1)               -           (28.1)

         Adjustments to contingent liabilities
          of former operations:
              Withdrawal liabilities                   (14.0)             (26.8)            (17.0)         (26.8)
              Health Benefit Act liabilities           (31.3)             (24.0)            (31.3)         (24.0)
              Reclamation liabilities                   (3.2)                -               (3.2)            -
              Recovery of environmental costs            5.3                 -                5.3             -
              Other                                     (2.1)                -               (2.5)            -
         ----------------------------------------------------------------------------------------------------------
                                                       (43.6)             (56.2)             19.2          (65.3)
              Income taxes                              14.3               19.9              (8.0)          22.0
         ----------------------------------------------------------------------------------------------------------
                                                   $   (29.3)             (36.3)             11.2          (43.3)
         ==========================================================================================================


         In 2003, the Company increased its estimated withdrawal liabilities for coal-related multi-employer pension plans by $17 million ($14 million in the fourth quarter) bringing the total estimated liability to $52 million at December 31, 2003. The actual withdrawal liability, if any, is subject to several factors including funding and benefit levels and the date that the Company is determined to have completely withdrawn from the plans.

         In the fourth quarter 2003, the Company increased its estimated obligations under the Coal Industry Retiree Health Benefits Act of 1992 (the "Health Benefit Act") by $31.3 million. The increase reflects changes in the estimates of the undiscounted liability. The increase in the estimate is primarily due to an increase in the amount of estimated future cost for unassigned beneficiaries of the Combined Fund.

         In the fourth quarter of 2003, the Company reached an agreement with a third party that sets the allocation of past costs related to the recovery of environmental costs, and as a result, recognized a $5.3 million pretax gain. The matter relates to the remediation of the Company's formerly owned petroleum terminal facility in Jersey City, New Jersey.

         The Company's contingent liabilities could change materially in the future.

         Presented below are the Company's quarterly income per share from continuing and discontinued operations in 2002 and 2003 reflecting the 2003 reclassifications of the Company's natural gas, timber and gold operations to discontinued operations.



         Net income (loss) per common share:
                                                                     2003 Quarters                   Full Year
                                                          1st        2nd         3rd        4th         2003
         ------------------------------------------------------------------------------------------------------
         Basic and diluted
         Continuing operations                       $   (0.06)      0.11        0.22        0.08        0.34
         Discontinued operations                          0.03        -          0.72       (0.55)       0.21
         ------------------------------------------------------------------------------------------------------
              Net income (loss)                      $   (0.03)      0.11        0.94       (0.47)       0.55
         ======================================================================================================


                                                                     2002 Quarters                   Full Year
                                                          1st        2nd         3rd        4th         2002
         ------------------------------------------------------------------------------------------------------
         Basic
         Continuing operations                       $    0.33       0.33        0.39        0.25        1.31
         Discontinued operations                         (0.18)      0.03        0.02       (0.69)      (0.83)
         ------------------------------------------------------------------------------------------------------
              Net income (loss)                      $    0.15       0.36        0.41       (0.44)       0.48
         ======================================================================================================

         Diluted
         Continuing operations                       $    0.33       0.33        0.39        0.25        1.30
         Discontinued operations                         (0.18)      0.03        0.02       (0.69)      (0.82)
         ------------------------------------------------------------------------------------------------------
              Net income (loss)                      $    0.15       0.36        0.41       (0.44)      (0.48)
         ======================================================================================================


         Note 5.    Other significant items affecting earnings

         Brink's, Incorporated's North American operating income in 2003 includes a $5.5 million ($0.8 million in the fourth quarter) gain on the sale of operating assets. Approximately $5.4 million in 2003 ($1.2 million in the fourth quarter) of costs associated with the closure of its former headquarters in Darien, Connecticut are included in selling, general and administrative expenses.

         Stabilization Act compensation of $5.9 million received in third quarter 2002 represents amounts received by the Company from the U.S. government pursuant to the Air Transportation Safety and System Stabilization Act.

         Note 6.    Income taxes

         The Company's income tax provision in the fourth quarter and full year 2003 includes $22.0 million of expense related to establishing new valuation allowances against certain deferred tax assets. The valuation allowances were required due to the Company's assessment that these assets did not meet the more-likely-than-not recognition criteria of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

         The Company's effective tax rate, excluding the valuation allowances, was higher in the fourth quarter and full year 2003 compared to the 2002 periods as a result of adjustments made to the Company's deferred tax assets and liabilities based on an analysis completed in the fourth quarter of 2003 and other adjustments related to the reconciliation of its 2002 tax provision to its tax returns. In 2002 and 2003, the Company also reversed contingency accruals related to favorable settlements of issues relating to the Company's U.S. federal tax returns.

         Note 7.    Share information for EPS

                                      Three Months Ended       Years Ended
                                         December 31,          December 31,
         (In millions)                2003         2002       2003     2002
         ---------------------------------------------------------------------

         Weighted average common
          shares outstanding:
              Basic                   53.5          52.4     53.1       52.1
              Diluted                 53.8          52.6     53.2       52.4
         ====================================================================


         The Company redeemed its preferred stock in the third quarter of 2002. Dividends paid to preferred stockholders prior to the redemption and a $0.6 million premium on the redemption of the preferred stock reduced diluted earnings per share from continuing operations by $0.02 per share the full year of 2002.

         Note 8.    Non GAAP Reconciliations

         (a) A reconciliation of monthly recurring revenues to reported BHS revenues follows:


                                                               Years Ended
                                                               December 31,
         (In millions)                                       2003         2002
         -----------------------------------------------------------------------
         December:
           Monthly recurring  revenues  ("MRR") (a)    $     23.3         21.1
           Amounts excluded from MRR:
              Amortization of deferred revenue                2.0          2.0
              Other revenues (b)                              2.4          1.2
         -----------------------------------------------------------------------
           Revenues on a GAAP basis                          27.7         24.3
         =======================================================================

         Revenues (GAAP basis):
           December                                          27.7         24.3
           January - November                               282.7        258.1
         -----------------------------------------------------------------------
           January - December                          $    310.4        282.4
         =======================================================================

         (a) MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.

         (b)  Revenues that are not pursuant to monthly contractual billings.

         The Company believes the presentation of MRR is useful to investors because the measure is used to assess the amount of recurring revenues a home security business produces.

         (b) A reconciliation of the pretax gain related to sale of the Company's investment in an Australian gold and nickel company to the gain on sale after-tax follows:

                                                         Three Months and
         (In millions)                             Year Ended December 31, 2003
         -----------------------------------------------------------------------
         Gain on sale of investment, before tax             $    10.4
         Income tax                                              (3.4)
         -----------------------------------------------------------------------
         Gain on sale of investment, after tax              $     7.0
         =======================================================================


         The Company believes the presentation of the gain on sale of investment, after-tax, is useful to investors to assess the effect on income from continuing operations, an after-tax measure.


         (c)
                                                      December 31,
         (In millions)                            2003           2002
         ----------------------------------------------------------------
         Current debt                       $     53.0            55.1
         Long-term debt                          221.5           304.2
         ----------------------------------------------------------------
         Total debt                              274.5           359.3
         Less cash                              (128.7)         (102.3)
         ----------------------------------------------------------------
         Net debt                                145.8           257.0
         Securitization facility                  77.0            72.0
         ----------------------------------------------------------------
         Net financings                     $    222.8           329.0
         ================================================================


         The Company believes the presentation of net financings is a useful measure of the Company's financial leverage.




                                      # # #